                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6 (e) (2)
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             PLAINS RESOURCES INC.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
               (Name of Registrant as Specified In Its Charter)

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6 (i) (4) and 0-11.

    1) Title of each class of securities to which transaction applies:

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    2) Aggregate number of securities to which transaction applies:

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    4) Proposed maximum aggregate value of transactions:

 . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    5) Total fee paid:

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    2) Form, Schedule or Registration Statement No.:

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    3) Filing Party:

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

    4) Date Filed:

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                             PLAINS RESOURCES INC.
                               500 Dallas Street
                             Houston, Texas  77002



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 20, 1999


TO THE STOCKHOLDERS OF PLAINS RESOURCES INC.:

   The 1999 Annual Meeting of Stockholders of Plains Resources Inc. (the "Company") will be held on the Second Floor at the Doubletree Hotel, 400 Dallas Street, Houston, Texas at 9:00 a.m., local time, on Thursday, May 20, 1999, for the following purposes:

       1. To elect eight directors; and

       2. To transact any other business properly brought before the meeting and any adjournment thereof.

   Only stockholders of record at the close of business on March 26, 1999, will receive notice of and be entitled to vote at the meeting and any adjournment thereof.


                                    By Order of the Board of Directors,


                                    Michael R. Patterson
                                    Vice President, General Counsel & Secretary


April 26, 1999




YOU ARE RESPECTFULLY REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE.

                      [This Page Intentionally Left Blank]

                             PLAINS RESOURCES INC.
                               500 Dallas Street
                             Houston, Texas  77002

                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF STOCKHOLDERS

                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Plains Resources Inc. (the "Company") of the enclosed proxy to be used at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held on the 2nd Floor of the Doubletree Hotel, 400 Dallas Street, Houston, Texas at 9:00 a.m., local time, on Thursday, May 20, 1999, and at any adjournment of such Meeting. You are respectfully requested to sign, date and return the enclosed proxy in the enclosed return envelope as soon as possible.

   This Proxy Statement and the enclosed proxy were first sent or given to Company stockholders on or about April 26, 1999. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998, including consolidated financial statements, which accompanies this Proxy Statement, is not a part of the proxy soliciting material.

   The close of business on March 26, 1999 (the "Record Date"), was fixed as the Record Date for determination of stockholders of the Company entitled to notice of and to vote at the Meeting and any adjournment thereof. On the Record Date, the outstanding stock of the Company entitled to vote at the Meeting consisted of 16,891,617 shares of common stock, par value $.10 per share ("Common Stock").

   Holders of Common Stock on the Record Date are entitled to cast one vote per share, either in person or by proxy, on all questions properly before the
stockholders at the Meeting.   All properly executed proxies returned by holders
of Common Stock that are not revoked will be voted (or withheld from voting) according to the directions, if any, specified thereon. However, if proxies of holders of Common Stock are returned properly signed but without voting instructions, such proxies will be voted for the election of the nominees listed under "Election of Directors - Nominees for Election to the Board of Directors". Except as set forth herein, the Board is not aware of any other matters that are to be brought before the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote the proxy in accordance with their judgment on such matters.

   A proxy given pursuant to this solicitation may be revoked by a stockholder at any time before it is voted by delivering to the Company a duly executed instrument of revocation or a proxy bearing a later date or by voting the shares relating thereto in person at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy. Other than the election of directors, which requires a plurality of the votes cast, each matter submitted to the stockholders requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Meeting.
Abstentions have the effect of a vote against a proposal and broker non-votes (i.e., when a broker does not have authority to vote on a specific proposal) have no effect on the vote.

   This solicitation is being made by mail. After the initial solicitation, further solicitations of proxies may be made by telephone or oral communications by officers or employees of the Company who will receive no extra compensation therefor. The Company will bear the entire cost of this solicitation, which will include reimbursement to brokerage houses, banks, and other fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

                             ELECTION OF DIRECTORS

   The Board consists of eight members who are elected annually to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. The nominees for election as directors are identified below. Although all nominees currently intend to serve on the Board, if any nominee is unable or unwilling to serve, the Board may (a) nominate another person in substitution for such nominee, and the proxies will be voted for the election of such substitute nominee for director or (b) reduce the size of the Board accordingly. All nominees are incumbent directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

GREG L. ARMSTRONG, age 40            Officer since 1981 and Director since 1992

Mr. Armstrong has been President and Chief Executive Officer of the Company since December 1992. He was President and Chief Operating Officer from October to December 1992, and Executive Vice President and Chief Financial Officer from June to October 1992. He was Senior Vice President and Chief Financial Officer from 1991 to 1992, Vice President and Chief Financial Officer from 1984 to 1991, Corporate Secretary from 1981 to 1988 and Treasurer from 1984 to 1987.

JERRY L. DEES, age 59                                Director since 1997

Mr. Dees retired in 1996 as Senior Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991. From 1987 to 1991, he was Vice President of Exploration and Land for ARCO Alaska, Inc., and from 1985 to 1987 held various positions as Exploration Manager of ARCO. From 1980 to 1985, he was Manager of Exploration Geophysics for Cox Oil and Gas Producers.

TOM H. DELIMITROS, age 58                            Director since 1988

Mr. Delimitros has been General Partner of AMT Venture Funds (a venture capital firm) since 1989. He was a General Partner of Sunwestern Investment Funds and Senior Vice President of Sunwestern Management, Inc. (an investment management firm) from 1983 to 1988. He is also a director of Tetra Technologies, Inc. (a specialty chemical and chemical process company).

WILLIAM M. HITCHCOCK, age 59                         Director since 1977

Mr. Hitchcock has been President of Avalon Financial, Inc. (a private investment company) since December 1996. He was President of Plains Resources International Inc. (a wholly owned subsidiary of the Company) from 1992 to 1995. He was Chairman of the Board of the Company from August 1981 to October 1992, except for the period from April 1987 to October 1987 when he served as Vice Chairman. Mr. Hitchcock is a Partner of Pembroke Capital, LLC, (an oil and gas partnership). He is also a director of Maxx Petroleum, Ltd. (an oil and gas company), Thoratec Laboratories Corporation (a medical device company), Oshman's Sporting Goods, Inc. (a sporting goods retailer) and Luna Imaging, Inc. (a digital imaging company).

DAN M. KRAUSSE, age 73                               Director since 1987

Mr. Krausse has been Chairman of the Board of the Company since December 1992. He has also been President of The Krausse Company (a private investment firm) since 1981, and was Chairman of the Board and Chief Executive Officer of Sunwestern Investment Group (a venture capital firm) from 1983 to 1987. He is also President and Chairman of the Board of Trinity Energy L.P. (an energy investment partnership), and was Chairman of the Board of Longhorn Partners Pipeline, LP from 1994 to 1998.

JOHN H. LOLLAR, age 60                               Director since 1995

Mr. Lollar has been the Managing Partner of Newgulf Exploration L. P. since December 1996. He was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995. He was President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992.
He is also a director of Inspectorate PLC (a private independent inspection services company) and Lufkin Industries, Inc. (a manufacturing firm)

Robert V. Sinnott, age 49                            Director since 1994

Mr. Sinnott has been Senior Vice President of Kayne Anderson Investment Management, Inc. (an investment management firm) since 1992. He was Vice President and Senior Securities Officer of the Investment Banking Division of Citibank from 1986 to 1992. He is also a director of Glacier Water Services, Inc. (a vended water company).

J. Taft Symonds, age 59                              Director since 1987

Mr. Symonds has been Chairman of the Board of Symonds Trust Co. Ltd. (an investment firm), and Chairman of the Board of Maurice Pincoffs Company, Inc. (an international marketing firm) since 1978. He is also Chairman of the Board of Tetra Technologies, Inc. (a specialty chemical and chemical process company) and a director of Denali, Inc. (a manufacturer of storage tanks and a product and service provider for handling of industrial fluids).


BOARD ORGANIZATION AND MEETINGS

     During 1998, the Board held four regularly scheduled Board meetings. In addition, as a result of the significant acquisition and financing activities conducted in 1998, the Board held two special Board meetings. Committees of the Board held a total of two meetings to address normal recurring business. Subcommittees and Committee Chairmen of the Compensation, Finance, and Corporate Governance Committees met informally throughout the year to consult with management on matters pertaining to acquisition and financing activities. No Director attended fewer than 75% of the total number of meetings of the Board and the committees of which he was a member. The committees of the Board consist of the Audit, Compensation, Finance, and Corporate Governance Committees. The Audit Committee, consisting of Messrs. Dees, Delimitros and Sinnott, held one meeting in 1998. The Audit Committee's function is to consult with the Company's independent auditors jointly with, and independently of, the management of the Company with respect to the scope and results of their audit of the Company's financial statements and to review the Company's financial reporting and accounting principles, policies and practices and its internal audit objectives, accounting and control policies and procedures. The Compensation Committee, consisting of Messrs. Dees, Delimitros, Hitchcock and Lollar, held one meeting in 1998. The function of the Compensation Committee is to recommend salaries, bonuses, deferred compensation, retirement plans and any other remuneration for the officers of the Company to the Board for its approval, and to administer the Company's stock option plans. The Finance Committee, consisting of Messrs. Armstrong, Lollar, Sinnott, and Symonds, held no meetings during 1998. The Finance Committee's function is to advise and assist the Company's management on financial matters and recommend to the Board all major financing undertaken, both debt and equity. The Corporate Governance Committee, consisting of Messrs. Armstrong, Hitchcock, Krausse, and Symonds, held no meetings in 1998. The Corporate Governance Committee's function is to review and evaluate all matters relating to Board process and effectiveness and to consider the requisite qualifications for Board service. The Corporate Governance Committee will also consider nominees recommended by stockholders. Stockholders desiring to make such recommendations for the 2000 Annual Meeting of Stockholders should submit, by December 29, 1999, the candidate's name, together with biographical information to: Chairman, Corporate Governance Committee, c/o Plains Resources Inc., 500 Dallas Street, Suite 700, Houston, Texas 77002.

Compensation of Directors

     Each director who is not otherwise compensated by the Company (a "Non-employee Director") receives an annual retainer of $16,000, an attendance fee of $2,000 for each Board meeting attended (excluding telephonic meetings) plus reimbursement for related expenses, and an attendance fee of $500 for each committee meeting or telephonic Board meeting attended. A Non-employee Director may elect to receive a grant of shares of Common Stock in lieu of the annual retainer and attendance fees for regular Board meetings, with the number of shares granted being determined by dividing the amount of such retainer or attendance fee by the per share market price of the Common Stock on the date such amount is payable to the director. Each Non-employee Director who serves as a chairman of a Board committee receives an annual fee of $2,000, or at such director's election, in lieu of such fee, a grant of shares of Common Stock, the number of which is determined by dividing such fee by the per share market price of the Common Stock on the date on which such director was appointed as a committee chairman. In addition, in 1998 each Non-employee Director received an annual stock option to purchase 15,000 shares of Common Stock for a five year term and an exercise price equal to the market price of the Common Stock on the grant date. Mr. Armstrong, as an employee, is otherwise compensated for his services to the Company and therefore receives no separate compensation for his services on the Board. Mr. Krausse, as Chairman of the Board, receives an annual retainer of $60,000, payable in equal monthly installments but does not receive any meeting attendance fees. Mr. Krausse also received the annual stock option described above.


     SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth as of the Record Date certain information concerning the Common Stock beneficially owned by (i) the directors and nominees, (ii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") and (iii) the directors, nominees and all executive officers as a group.

                                           SHARES
                                        BENEFICIALLY     PERCENT
BENEFICIAL OWNER                          OWNED (1)     OF CLASS
----------------                        -------------   ---------
Greg L. Armstrong....................        266,151         1.6%
Jerry L. Dees........................         25,422          (2)
Tom H. Delimitros....................         43,082          (2)
William M. Hitchcock.................        470,312         2.8%
Dan M. Krausse.......................         76,520          (2)
John H. Lollar.......................         40,069          (2)
Robert V. Sinnott (3)................         68,712          (2)
J. Taft Symonds......................         76,556          (2)
William C. Egg, Jr...................        210,162         1.2%
Phillip D. Kramer....................        150,852          (2)
Michael R. Patterson.................        135,034          (2)
Harry N. Pefanis.....................        134,677          (2)

Directors and Executive
  Officers as a group (14 persons)...      1,788,941         9.8%
----------------
(1) Includes both outstanding shares of Common Stock and shares of Common Stock such person has the right to acquire within 60 days after the Record Date by exercise of outstanding stock options. Shares subject to exercisable stock options include 260,500 for Mr. Armstrong; 25,000 for Mr. Dees; 100,000 for Mr. Hitchcock; 25,000 for Mr. Krausse; 205,250 for Mr. Egg; 144,750 for Mr. Kramer;127,500 for Mr. Patterson; 130,250 for Mr. Pefanis and 35,000 each for Messrs. Delimitros, Lollar, Sinnott and Symonds. Also includes the following shares of Common Stock issuable upon conversion of Series E Cumulative Convertible Preferred Stock ("Series E Preferred Stock"): 1,412 for Mr. Delimitros; 56,478 for Mr. Hitchcock; 2,824 for Mr. Lollar; 28,239 for Mr. Sinnott; and 11,296 for Mr. Symonds.

(2) Less than 1%.


(3) Mr. Sinnott is Senior Vice President of Kayne Anderson Investment Management, Inc., the general partner of KAIM Non-Traditional, L.P. Mr. Sinnott disclaims beneficial ownership of the shares held by KAIM Non-Traditional, L.P.

  The following table lists the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of the Record Date, of more than 5% of the Company's Common Stock.

                                                     SHARES
                                                  BENEFICIALLY     PERCENT
BENEFICIAL OWNER                                      OWNED       OF CLASS
----------------                                  -------------   ---------

Advisory Research, Inc.........................       1,202,190 (1)    6.9%
  and David B. Heller
Two Prudential Plaza
180 N. Stetson, Suite 5780
Chicago, IL 60601

EnCap Energy Capital Fund III, L.P.............       1,411,961 (2)    7.7%
EnCap Energy Capital Fund III-B, L.P.
Energy Capital Investment Company PLC
BOCP Energy Partners, L.P.
1100 Louisiana St., Suite 3150
Houston, TX 77002

FMR Corp.......................................       1,105,500 (3)    6.5%
82 Devonshire Street
Boston, MA 02109

KAIM Non-Traditional L.P.......................       4,649,754 (4)   25.1%
  and Richard A. Kayne
1800 Avenue of the Stars, Second Floor
Los Angeles, CA 90067

Schroder Capital Management, Inc...............       1,085,100 (5)    6.4%
787 Seventh Avenue - 34th Floor
New York, NY 10019

Shell Land & Energy Company....................       1,082,000 (6)    6.0%
 and Shell Oil Company
One Shell Plaza
Houston, TX  77002

State Street Research & Management Company.....       1,882,013 (7)   11.1%
One Financial Center, 30th Floor
Boston, MA 02111-2690

Strome Susskind Investment Management, L.P.,...       1,191,182 (8)    6.9%
  SSCO, Inc., and Mark E. Strome
100 Wilshire Blvd., 15th Floor
Santa Monica, CA  90401
--------------------
(1) According to Schedule 13G dated February 8, 1999, Advisory Research, Inc. and David B. Heller have shared voting and dispositive power for these shares. Includes 564,823 share of Common Stock issuable upon conversion of shares of Series E Preferred Stock.

                  (Footnotes to table continued on next page)

                  (Continued footnotes to table on prior page)

(2) All of these shares are issuable upon conversion of Series E Preferred
    Stock.

(3) According to Schedule 13G dated February 1, 1999, FMR Corp. has sole voting power for 176,300 shares and sole dispositive power for 1,105,500 shares

(4) Based on information provided by Kayne Anderson Investment Management, KAIM Non-Traditional LP and Mr. Kayne have shared voting and dispositive power for 4,487,129 shares held investment partnerships and managed accounts. Mr. Kayne has sole voting and dispositive power for 162,625 shares which he holds individually. Total includes 101,350 shares of Common Stock issuable upon the exercise of a warrant and 1,541,400 shares issuable upon conversion of shares of Series E Preferred Stock.

(5) According to Schedule 13G dated February 8, 1999, Schroder Capital Management Inc. has sole voting power for 948,800 shares and sole dispositive power for 1,085,100 shares.

(6) Includes 932,000 shares issuable upon the conversion of Series D Cumulative Convertible Preferred Stock and 150,000 shares issuable upon the exercise of a warrant.

(7) As reported on Schedule 13G dated February 11, 1999, filed by State Street Research & Management Company. According to such report, State Street had sole dispositive power for 1,882,013 shares and the sole voting power for 1,592,013 shares. State Street advised that all such shares are owned by various clients.

(8) According to Schedule 13G, Amendment No. 5, dated March 15, 1999, Strome Susskind Investment Management L. P., SSCO,Inc. and Mark E. Strome have shared dispositive power and voting power for these shares. Includes 412,114 shares issuable upon conversion of shares of Series E Preferred Stock.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee, which is composed of three independent, Non-employee Directors, makes determinations and recommendations to the Board concerning the compensation of the Company's executive officers, except for grants under the Company's stock option plans, which plans are independently administered by the Committee. In order to make such determinations and recommendations, at the end of each year the Committee evaluates (i) the Company's performance relative to its annual objectives, (ii) the Company's performance relative to changes in the industry (i.e., performance relative to the opportunities available), and (iii) each executive officer's contribution to the Company's achievements during the year. The basic objectives of the executive compensation program are to:

    . Enable the Company to attract, retain, motivate and reward high caliber executive officers who are among the most skilled, talented and persistent individuals available in a very competitive marketplace;

   . Inspire executive officers to work as a team to innovatively and aggressively pursue Company goals;

    . Foster a general corporate atmosphere that promotes an entrepreneurial style of leadership in order to enable the Company to act quickly and flexibly to implement its plans and pursue opportunities as they arise;

    . Emphasize "pay for performance" by having a significant portion of the executive officers' total compensation "at risk" in the form of incentive compensation; and

    . Align the long term interests of the executive officers with those of the Company's stockholders through the use of stock options as a portion of compensation and thereby encourage the achievement of performance objectives that enhance stockholder value on a continuing basis.

    The Committee monitors general industry conditions, changes in regulations and tax laws and other developments which may, from time to time, require modifications of the executive compensation program in order to ensure the program is properly structured to achieve its objectives. The Company's executive compensation program currently is comprised of three major components; base salary, annual incentive compensation and longer term incentives through stock options.

BASE SALARIES

    Base salaries for each of the Company's executive officers are determined on an individual basis, taking into consideration the performance of the individual and his or her contributions to the Company's performance, the length of service of the individual with the Company, compensation by industry competitors for comparable positions, internal equities among positions and general economic conditions. Although no specific weight is assigned to these factors, the Committee generally targets the mid-point range of salary levels paid within the industry as a primary consideration in setting base salaries. In order to determine salary levels paid within the industry, the Committee reviews various industry surveys, proxy information of its competitors and also, from time to time, consults with independent compensation consulting firms. The Committee reviews the compensation practices of the companies which are most comparable to the Company in terms of asset value and which are included in the Media General Index - Oil and Natural Gas Exploration used in the Performance Graph on Page
13. The Committee believes that maintaining a competitive base salary structure is vital to attract and retain talented executives and that optimal performance is encouraged through the use of incentive programs, such as annual incentive compensation and stock option plans, furthering the goal of having "at risk" compensation as an important component of the executive compensation program.

ANNUAL INCENTIVE COMPENSATION

    In addition to their base salaries, the Company's executive officers may earn an annual incentive payment, depending on Company performance relative to certain objectives set forth in an annual business plan. Such annual objectives are a combination of operating, financial and strategic goals (such as oil and gas production levels, oil and gas reserve additions, achievement of income and/or cash flow targets and successful completion of major projects) that are considered to be critical to the Company's success. These objectives are not specifically weighted in the determination of whether to award annual incentive payments to executive officers since the relative importance of such objectives may change from year to year and the relative responsibilities of each executive officer in the achievement of each of the objectives may differ. After a year-end review of the Company's performance relative to the annual business plan, the Committee determines the amount of the annual incentive payment, if any, which will be awarded to an executive officer based on its subjective evaluation of factors which include the extent to which the objectives of the annual business plan were achieved, his or her contribution to the achievement of those objectives, and general economic and industry conditions.

STOCK OPTIONS

    The Company for many years has used stock options as its long-term incentive program for executive officers. Stock options are used in order to relate the benefits received by the executive officers to the amount of appreciation realized by the stockholders over comparable periods. Stock options are generally granted annually to executive officers. The size of the option grant to an executive officer is generally determined by dividing the total cash compensation paid to the officer for the prior year (salary plus annual incentive payment) by an average market price of the Common Stock during the prior year. Stock options are granted at exercise prices not less than the market value of the stock on the date of the grant and are not transferable. Therefore, such options have no realizable value unless the Company's stock appreciates in value. Stock options provide the executive officers the opportunity to acquire and build a meaningful ownership interest in the Company and, therefore, closely align the executive officers' interests with those of the stockholders.

AWARDS FOR SIGNIFICANT ACHIEVEMENTS

    In special circumstances, the Committee considers compensation awards for achievement of strategic objectives and related transactions which are significant to the growth of the Company and enhancement of stockholder value. The profitable growth of the Company's midstream segment to a quantum size sufficient to effect a master limited partnership has been a major corporate objective for the last five years. This strategic objective was achieved in 1998. Significant transactions completed during 1998 included (i) the acquisition of the All American Pipeline System from The Goodyear Tire & Rubber Company for approximately $400 million, (ii) the consolidation of the Company's midstream business into Plains All American Pipeline, L.P. (the "Partnership"), a master limited partnership, and (iii) the completion of a public offering of the Common Units of the Partnership (the "IPO") under very difficult market conditions. Such factors were considered by the Committee in determining cash bonus awards for 1998. In addition, upon consummation of the Partnership's IPO, Messrs. Armstrong and Pefanis were awarded the Restricted Units of the Partnership described under "Grants of Restricted Units of Plains All American Pipeline, L.P." in recognition of their exemplary leadership in the extraordinary growth of the Company's midstream business. Vesting of such Restricted Units generally occurs over a three to five year period related to the financial performance of the Partnership.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The compensation of Mr. Armstrong for 1998 was determined in accordance with the executive compensation practices for all executive officers as discussed above. In its annual review of the Company's performance in 1998 relative to its annual business plan, the Committee determined that 1998 was a very successful year. In addition to the accomplishment of the strategic objectives culminating with the Partnership's IPO, the Company achieved all of the 1998 plan's goals in all controllable respects. Despite an adverse industry environment plagued by rising service and supply costs, falling oil prices and constricting capital markets, the Company ended 1998 with the strongest capitalization and most liquidity in its history. In recognition of Mr. Armstrong's leadership in the Company's significant progress in 1998, Mr. Armstrong was awarded an incentive payment totaling $1 million comprised of two amounts; a $450,000 annual bonus related to the achievement of annual results and a $550,000 transaction related bonus associated with the closing of the Partnership's IPO. Mr. Armstrong also received the option grant described under "Option Grants in 1998" and the grant of Restricted Units described under "Grants of Restricted Units of Plains All American Pipeline, L.P."

DEDUCTIBILITY OF COMPENSATION EXPENSES

    Section 162(m) of the Internal Revenue Code generally precludes the Company from taking federal income tax deductions for compensation paid to certain executive officers in excess of $1million per year, unless such excess constitutes performance-based compensation under such section. The Company's policy is, primarily, to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company.

                             COMPENSATION COMMITTEE

                            John H. Lollar, Chairman
                                 Jerry L. Dees
                               Tom H. Delimitros
                              William M. Hitchcock

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

    The following table shows certain compensation information for the Company's Chief Executive Officer and the other Named Executive Officers for services rendered in all capacities during the fiscal years ended December 31, 1998, 1997 and 1996.

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                                                       ------------------
                                                          ANNUAL COMPENSATION                SHARES             ALL OTHER
                                                     ---------------------------       UNDERLYING OPTION       COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR            SALARY ($)         BONUS ($)            AWARDS                ($) (3)
---------------------------          ----            ----------         ---------      ------------------      -------------
Greg L. Armstrong                     1998              302,500          450,000 (1)            50,000               10,000
   President and Chief                                                   550,000 (1)
   Executive Officer                  1997              275,000          400,000                50,000                9,500
                                      1996              241,666          300,000               345,000                9,500

William C. Egg, Jr.                   1998              222,500          240,000                35,000               10,000
   Executive Vice President-          1997              210,000          250,000                35,000                9,500
   Exploration and Production         1996              193,333          210,000               236,000                9,500

Phillip D. Kramer                     1998              187,500          750,000 (2)            50,000               10,000
   Executive Vice President,          1997              165,625          180,000                50,000                9,500
   Chief Financial Officer and        1996              150,000          150,000                26,000                9,500
   Treasurer

Michael R. Patterson                  1998              162,500          500,000 (2)            16,000               10,000
   Vice President, General            1997              150,000           75,000                16,000                9,500
   Counsel and Secretary              1996              150,000           40,000                22,000                9,500

Harry N. Pefanis                      1998              210,000          400,000 (1)            31,000               10,000
   Executive Vice President                                            1,200,000 (1)
   and  President of Plains           1997              185,000          300,000                31,000                9,500
   All American Inc.                  1996              185,000          185,000                33,000                9,500

(1) Messrs. Armstrong's and Pefanis' 1998 cash bonuses are each comprised of two amounts consisting annual bonuses of $450,000 and $400,000, respectively, related to the achievement of annual results and transaction related bonuses of $550,000 and $1.2 million, respectively, associated with the achievement of the five year strategic objective which culminated with the Partnership's IPO. One-half of Mr. Pefanis' $1.2 million bonus was paid in 1998 on the closing of the IPO, with the remaining one-half being payable in 1999 on the first anniversary of such closing.

(2) A significant portion of the 1998 bonus amounts for Messrs. Kramer and Patterson is related to the consummation of the Partnership's IPO and related acquisition and financing transactions.

(3) The Company matches 100% of an employee's contribution to the Company's 401(k) Plan (subject to certain limitations in the plan), with such matching contribution being made 50% in cash and 50% in Common Stock (the number of shares for the stock match being based on the market value of the Common Stock at the time the shares are granted).

                             Option Grants in 1998

       The following table provides information regarding stock options that were granted to the Named Executive Officers during 1998. The amounts shown as potential realizable values are based on assumed annualized rates of stock price appreciation of 5% and 10% over the term of the options as required by the regulations of the Securities and Exchange Commission ("SEC"). No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. For comparative purposes, also shown are the total gains that could be realized over a five-year period (the term of the options) by the Company's stockholders based on the same assumptions. There can be no assurance that the potential realizable values shown in this table will be achieved.


                                                                                   POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF    % OF TOTAL                                 ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES     OPTIONS                                        PRICE APPRECIATION FOR
                          UNDERLYING    GRANTED TO   EXERCISE                              FOR OPTION TERM
                            OPTIONS     EMPLOYEES     PRICE     EXPIRATION         ---------------------------
NAME                        GRANTED      IN 1998     $/SHARE       DATE            5% ($) (2)      10% ($) (3)
----                      ----------    -----------  --------   ----------         ----------      -----------
Greg L. Armstrong          50,000 (1)         15.0    15.5625    3/19/2003           214,875        474,875
William C. Egg, Jr.        35,000 (1)         10.5    15.5625    3/19/2003           150,413        332,413
Phillip D. Kramer          50,000 (1)         15.0    15.5625    3/19/2003           214,875        474,875
Michael R. Patterson       16,000 (1)          4.8    15.5625    3/19/2003            68,760        151,960
Harry N. Pefanis           31,000 (1)          9.3    15.5625    3/19/2003           133,223        294,422
All Stockholders (4)         N/A               N/A     N/A         N/A            71,958,509    159,028,723

(1) These options were granted on March 19, 1998 under the Company's 1996 Stock Incentive Plan, and the right to exercise vests in equal annual installments over a four year period. To the extent not already exercisable, these options generally become exercisable upon a change of control of the Company resulting from (i) a change in the composition of the Board of Directors pursuant to which persons who were directors in February 1996 (or were approved by a majority of those directors still remaining) cease to constitute at least two-thirds of the Board, (ii) dissolution or liquidation of the Company, (iii) a merger or consolidation in which the Company does not survive, or (iv) the transfer of 20% or more of the voting power of the Company's stock (except in a transaction approved by the Board or as a result of a merger or consolidation in which the Company is the surviving corporation). In addition, in the event of such a change in control, the holders of the option may elect to surrender for a cash payment equal to the difference between the exercise price and the market price of the Company's Common Stock on the date of such event. These options are not transferable except by will or the laws of descent and distribution.

(2)  The 5% rate of appreciation would result in a per share price of $19.86.

(3)  The 10% rate of appreciation would result in a per share price of $25.06.

(4) Based upon 16,744,272 shares of the Company's Common Stock outstanding on March 19, 1998, the grant date of the options described under footnote (1), using a base price of $ 15.5625 which is equal to the exercise price of the options granted on such date.

                            Year-End Option Values

         The following table sets forth information for each of the Named Executive Officers concerning the aggregate dollar value of in-the-money, unexercised options held at December 31, 1998 (SEC Regulations define options as "in-the-money" if the fair market value of the underlying security on such date exceeds the exercise price of the option.). No options were exercised by any Named Executive Officer in 1998.


                                        NUMBER OF SECURITIES
                                             UNDERLYING                                      VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS                                 IN-THE-MONEY OPTIONS
                                             AT YEAR-END                                        AT YEAR-END (1)
                            --------------------------------------------    -----------------------------------------------
          NAME                   EXERCISABLE            UNEXERCISABLE             EXERCISABLE             UNEXERCISABLE
-------------------------   ---------------------   ---------------------   -----------------------   ---------------------
Greg L. Armstrong                         211,750                 311,250                1,585,938                  239,063
William C. Egg, Jr.                       170,000                 209,000                1,289,063                  168,750
Phillip D. Kramer                          94,500                   6,500                  700,813                   40,625
Michael R. Patterson                      110,000                   5,500                  835,125                   34,375
Harry N. Pefanis                           98,750                   8,250                  721,688                   51,563

(1) Year-end Value is determined by multiplying the number of shares underlying the options by the spread between the exercise price of such options and $14.0625, the year-end market price of a share of Common Stock.

        Grants Of Restricted Units of Plains All American Pipeline, L.P.

       In connection with the consolidation of the Company's midstream business into the Partnership and the initial public offering of Common Units of the Partnership, grants of Restricted Units were made to the employees of Plains All American Inc., a wholly-owned subsidiary of the Company and the General Partner of the Partnership (the "General Partner"). Restricted Units are "phantom" units that entitle the grantee to receive a Common Unit upon the vesting of the phantom unit. Such Restricted Unit grants were made by the General Partner (i) under its 1998 Long Term Incentive Plan ("LTIP Grants") to substantially all of its employees and (ii) as one-time Transaction Grant Agreements with certain key employees (the "Transaction Grants"). Compensation costs of the LTIP Grants are borne by the Partnership and the compensation costs of the Transaction Grant Agreements are borne by the General Partner. The LTIP Grant to Mr. Pefanis and the Transaction Grants to Messrs. Armstrong and Pefanis are set forth in the following table. No other Named Executive Officer received such grants.

                  Long-Term Incentive Plans -- Awards in 1998

                                                     PERFORMANCE OR OTHER PERIOD
       NAME            NUMBER OF RESTRICTED UNITS     UNTIL MATURATION OR PAYOUT

Greg L. Armstrong                 75,000                          (1)

Harry N. Pefanis                  75,000                          (1)
                                  60,000                          (2)

(1) Transaction Grants to Messrs. Armstrong and Pefanis, which generally vest as to approximately 8,333 and 16,666 units, respectively, in each of the years ending December 31, 1999, 2000, and 2001, if the Operating Surplus generated by the Partnership in such year equals or exceeds the amount necessary to pay the Minimum Quarterly Distribution on all outstanding Common Units and the related distribution on the general partner interest. If a

                  (Footnotes to table continued on next page)

                  (Continued footnotes to table on prior page)
                  --------------------------------------------

    tranche of Common Units does not vest in a particular year, such Common Units will vest at the time the Common Unit Arrearages for such year have been paid. In addition, approximately 16.666 and 8,333 of such Common Units will vest in Messrs. Armstrong and Pefanis, respectively, in each of the years ending December 31, 1999, 2000 and 2001 if the Operating Surplus generated in such year exceeds the amount necessary to pay the Minimum Quarterly Distribution on all outstanding Common Units and Subordinated Units and the related distribution on the general partner interest. Any Common Units remaining unvested shall vest upon, and in the same proportion as, the conversion of the Subordinated Units . Notwithstanding the foregoing, if prior to January 1, 2002, Plains All American Inc. is removed as General Partner of the Partnership, all Common Units under these grants will vest as of the date of such removal. Capitalized terms used and not otherwise defined herein are defined in the partnership agreement of the Partnership.

(2) An LTIP Grant which vests only upon, and in the same proportions as, the conversion of the General Partner's Subordinated Units to Common Units.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

       The Company has an employment agreement with Mr. Armstrong which expires on March 1, 2002 (unless extended pursuant to the terms thereof) and provides for a current base salary of $330,000 per year, subject to annual review. If Mr. Armstrong's employment is terminated (i) without cause, he will be entitled to receive an amount equal to two times his base salary, or (ii) as a result of a change in control of the Company, he will be entitled to receive an amount equal to three times the aggregate of his base salary and bonus, and in either event, will be entitled to receive medical benefits for two years following the date of such termination. Under such agreement, change in control of the Company is defined as a change occurring (i) through the acquisition of 25% or more of the voting power of the Company, or (ii) at such time as the directors in office on the date of the agreement cease to constitute a majority of the Board. The Board has also authorized an employment agreement with Mr. Egg for an initial term of five years providing for current base salary of $235,000, subject to annual review. As authorized, such employment agreement will have termination and change in control provisions substantially similar to those in Mr. Armstrong's agreement.

       The Company also has an employment agreement with Mr. Pefanis, pursuant to which Mr. Pefanis serves as Executive Vice President of the Company as well as President and Chief Operating Officer of Plains All American Inc., the General Partner of the Partnership and is responsible for the overall operations of the Partnership. The employment agreement provides that the Company will not require Mr. Pefanis to engage in activities that materially detract from his duties and responsibilities as an officer of the General Partner. The employment agreement has an initial term of three years (commencing on November 23, 1998) subject to annual extensions and includes confidentiality, nonsolicitation and noncompete provisions, which, in general, will continue for 24 months following Mr. Pefanis' termination of employment. The agreement provides for an annual base salary of $235,000, subject to annual review. If Mr. Pefanis' employment is terminated without cause, he will be entitled to receive an amount equal to two times his base salary. Upon a Change in Control of the Company or a Marketing Operations Disposition (as such terms are defined in the employment agreement), the term of the employment agreement will be automatically extended for three years, and if Mr. Pefanis' employment is terminated during the one-year period following either event by him for a Good Reason or by Plains Resources other than for death, disability or Cause (as such terms are defined in the employment agreement), he will be entitled to a lump sum severance amount equal to three times the sum of (i) his highest rate of annual base salary and (ii) the largest annual bonus paid during the three preceding years.

       As described in footnote (1) to the table entitled "Option Grants in 1998", in the event of certain corporate transactions, changes in control and changes in the composition of the Board of Directors under certain circumstances, the exercisability of certain options granted to the Named Executive Officers is accelerated. If the exercisability of options granted under the Company's 1992 and 1996 Stock Incentive Plans is accelerated, the option holders are afforded the right to surrender the options for a lump sum cash payment.

Officers' Retirement Plan

       In 1996, the Board authorized the implementation of a retirement plan for executive officers. Such plan provides that an officer with at least fifteen years of service to the Company will be entitled to receive retirement income for a fifteen-year period, commencing at age 60, in an amount equal to 50% of his salary on May 23, 1996. Assuming continued employment until age 60, each of the Named Executive Officers will have at least 15 years of service and will be
entitled to receive annual benefits in the following amounts:   Mr. Armstrong
$112,500; Mr. Egg - $92,500; Mr. Kramer - $75,000; Mr. Patterson - $75,000; and
Mr. Pefanis - $92,500.


                               PERFORMANCE GRAPH

       The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Media General Industry Group Index No. 121, "Independent - Oil & Gas" ("MG Group Index") and AMEX Market Index for five years ended December 31, 1998. The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 at December 31, 1993 and that any dividends were reinvested. Numerical values used for the year-end plot points in the graph are set forth in the table under the graph.


                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                          AMONG PLAINS RESOURCES INC.,
                     MG GROUP INDEX AND AMEX MARKET INDEX


                       [Performance Graph Appears Here]



                                        1993          1994          1995          1996          1997          1998
                                     -----------   -----------   -----------   -----------   -----------   -----------
Plains Resources Inc.                     100.00         82.69        138.46        240.38        264.42        216.35
MG Group Index                            100.00        107.66        117.79        151.80        141.32         91.54
AMEX Market Index                         100.00         88.33        113.86        120.15        144.57        142.61

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934 requires directors, executive officers and beneficial owners of more than ten percent of a class of the Company's equity securities to file with the SEC and the American Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity and derivative securities. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the fiscal 1998 year all persons subject to the filing requirements of Section 16(a) filed the required reports on a timely basis.

                                    AUDITORS

   The Board has selected PricewaterhouseCoopers LLP as the Company's independent accountants for 1999. PricewaterhouseCoopers is an international accounting firm and has audited the Company's financial statements since 1977.

   A representative of PricewaterhouseCoopers will be present at the Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from stockholders.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

   Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting must be received by the Company's Secretary on or before December 29, 1999, to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.


                                    By Order of The Board of Directors,



                                    Michael R. Patterson
                                    Vice President, General Counsel & Secretary

April 26, 1999

PROXY                        PLAINS RESOURCES INC.                         PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Phillip D. Kramer and Michael R. Patterson, and each of them, as Proxies with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Plains Resources Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on the Second Floor of the Doubletree Hotel, Houston, Texas, on May 20, 1999, at 9:00 a.m., local time, and any adjournment or postponement thereof.

1. ELECTION OF DIRECTORS  [_] FOR ALL NOMINEES LISTED BELOW (EXCEPT AS
                              MARKED TO THE CONTRARY BELOW)
                          [_] WITHHOLD FOR ALL NOMINEES LISTED BELOW

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
               STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE FOLLOWING LIST:

  GREG L. ARMSTRONG, JERRY L. DEES, TOM H. DELIMITROS, WILLIAM M. HITCHCOCK,
     DAN M. KRAUSSE, JOHN H. LOLLAR, ROBERT V. SINNOTT AND J. TAFT SYMONDS

2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
                (Continued and to be signed on the other side)


--------------------------------------------------------------------------------

                        (Continued from the other side)
In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
                              Please sign exactly as your name appears on the left. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; if signing for corporation, sign in full corporate name by authorized officer; and if signing for a partnership, sign in the partnership name by authorized person. When shares are in the names of more than one person, each should sign.
                              Date:____________________________________, 1999.
                              _____________________________________________
                              _____________________________________________
                              Signature(s) of Stockholder(s)
                              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.